Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	February 12, 2016 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS FIRST QUARTER
OPERATING RESULTS

CLEVELAND, OH, February 12 Hickok Incorporated (OTC Pink: HICKA), a Cleveland based supplier of products and services for automotive, emissions testing, locomotive, and aircraft industries, today reported operating results for its fiscal 2016 first quarter ended December 31, 2015.

For the quarter ended December 31, 2015, the Company recorded a net loss of $47,189 or 3 cents per share, compared with a net loss of $270,656 or 17 cents per share, in the same period a year ago. Sales in the first quarter were $1,376,872, up 18% from $1,162,218 a year ago.

Robert L. Bauman, President and CEO, said, "The Company's first quarter was a substantial improvement over last year’s first quarter and we are looking forward to a generally better fiscal 2016.” He also said, “Adding to our enthusiasm for the Company’s future is the recent signing of an agreement to purchase the business of Federal Hose, a company with a long history of positive financial results. We must submit materials to the SEC for approval for a Special Shareholder Meeting to approve certain elements of the transaction. We expect to be seeking shareholder approval in the near future.”

Backlog at December 31, 2015 was $644,000 versus backlog of $469,000 a year earlier. The $175,000 increase was due primarily to increased orders for automotive diagnostic products to OEM's and aftermarket products including emissions products of approximately $171,000 and $47,000 respectively. In addition, orders for indicators, and parts and service decreased by approximately $26,000 and $17,000 respectively. The Company anticipates that most of the current backlog will be shipped in fiscal 2016.

The Company's current assets at December 31, 2015 of $3,215,923 are 5.0 times current liabilities and working capital is $2,578,933. These compare to December 31, 2014 current assets of $2,968,277 that were 4.8 times current liabilities and working capital of $2,346,023. At December 31, 2015 shareholder's equity was $2,590,001 or $1.58 per share.

Hickok provides products and services primarily for the automotive, emissions testing,  locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair and emission testing. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications.

Certain statements in this news release, including discussions of management's expectations for fiscal 2016, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities, the Company's ability to obtain cost effective financing as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS
Period ended December 31	2015	2014
Net sales	$1,376,872	$1,162,218
Income (loss) before Income tax	(47,189)	(270,656)
Income (recovery of) taxes	-	-
Net income (loss)	(47,189)	(270,656)

Basic income (loss) per share	(.03)	(.17)
Diluted income (loss) per share	(.03)	(.17)

Weighted average shares outstanding	1,638,215	1,638,215

Important Additional Information and Where to Find It

In connection with the proposed Federal Hose merger, Hickok Incorporated will file with the SEC a Proxy Statement, as well as other relevant documents concerning the proposed transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

SHAREHOLDERS OF HICKOK ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Proxy Statement, as well as other filings containing information about Hickok Incorporated, may be obtained at the SEC's Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from the Company at www.hickok-inc.com under the heading "About Us" and then under "Financial Information." Copies of the Proxy Statement can also be obtained, free of charge, by directing a request to Hickok Inc., 10514 Dupont Ave., Cleveland, OH 44108, Attention: Investor Relations, Telephone: (800) 342-5080.

Hickok and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Hickok Incorporated in connection with the proposed merger. Information about the directors and executive officers of Hickok and their ownership of Hickok common shares is set forth in the proxy statement for Hickok's 2015 annual meeting of shareholders, as filed with the SEC on Schedule 14A on January 28, 2016. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.